As filed with the Securities and Exchange Commission on May 27, 2026
Registration No. 333-280003          .

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	14-1896129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100
Carlsbad, California 92008
(Address of Principal Executive Offices)(Zip Code)

2024 Inducement Equity Incentive Plan
(Full title of the plan)

Kishore Seendripu, Ph.D.
5966 La Place Court, Suite 100
Carlsbad, California 92008
(Name and address of agent for service)

(760) 692-0711
(Telephone number, including area code, of agent for service)

Copies to:
Mark Baudler
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-280003) (the “Registration Statement”) previously filed by MaxLinear, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on June 6, 2024 to register an aggregate of 4,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to be issued pursuant to the Company’s 2024 Inducement Equity Incentive Plan (the “Inducement Plan”).

The Company terminated the Inducement Plan as to future grants on May 20, 2026. This Post-Effective Amendment hereby deregisters 3,174,715 shares of Common Stock that were previously registered pursuant to the Registration Statement and were available for grant under the Inducement Plan. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on May 27, 2026.

MAXLINEAR, INC.

(Registrant)

		By:	/s/ KISHORE SEENDRIPU, PH.D.
Kishore Seendripu, Ph.D.
President and Chief Executive Officer
Date:	May 27, 2026		(Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933.